Exhibit 23.3


                        [LETTERHEAD OF DELOITTE & TOUCHE]


INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Trenwick Group Ltd. on Form S-8 of our report dated November 5, 1999 (July 13, 2000 as to Note 2(p)) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement described in Note 2(p)), included in the Annual Report on Form 10-K/A of LaSalle Re Holdings
Limited and subsidiaries for the year ended September 30, 1999 and to the reference to us under the headings "Experts" in the Prospectus, which is part of this Registration Statement.



/s/ Deloitte & Touche
----------------------
Deloitte & Touche
Hamilton, Bermuda
October 6, 2000















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